Exhibit 10.11
CONSULTING AGREEMENT
Effective August 29, 2025 (the “Start Date”), David Malek (“Consultant”) and Braveheart Bio, Inc. (“Company”) agree as follows:
1.Services; Payment; No Violation of Rights or Obligations. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant or by employees of Consultant and only those such employees who have been approved in writing in advance by Company. Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.
2.Ownership Rights; Proprietary Information; Publicity.
a.Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.
b.Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company or in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon request by Company, Consultant will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.
c.As additional protection for Proprietary Information, to the extent permitted under applicable law, Consultant agrees that during the period over which it is to be providing the Services (i) and for one (1) year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company. Without limiting the foregoing, Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.
d.To the extent allowed by law, Section 2(a) and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and agrees not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.
e.If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).
3.Warranties and Other Obligations. Consultant represents, warrants and covenants that: (i)  the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) to the best of the Consultant’s knowledge, all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation,

Consultant); (iii) to the best of the Consultant’s knowledge, Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement); (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.
4.Termination. This Agreement, and Consultant’s independent contractor relationship with Company, will be for the period beginning on the Start Date and ending on February 28, 2027 unless sooner terminated pursuant to this Section 4 (the applicable period being the “Term”). If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon ten (10) days’ notice, unless the breach is cured within the notice period. Either the Company or Consultant may terminate this Agreement for at-will upon thirty (30) days’ notice and Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to notice of such termination. Sections 2 (subject to the limitations set forth in Section 2(c)) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.
5.Relationship of the Parties; Independent Contractor; No Employee Benefits. By way of this Agreement, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Company shall provide direction pertaining to the goals to be attained and the results to be achieved by Consultant, but Company shall not control or direct the manner or means by which Consultant or Consultant’s employees or contractors perform the Services, including but not limited to the time and place Consultant performs the Services. The Services to be performed are outside the usual course of Company’s business. Consultant is customarily engaged in an independently established trade, occupation, or business of the same nature as the Services performed. Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Unless otherwise stated on Exhibit A, Consultant shall furnish, at Consultant’s own expense, the materials, equipment, supplies, and other resources necessary to perform the Services and shall be responsible for any travel or other costs or expenses incurred by Consultant in connection with the performance of the Services. Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Consultant’s obligations under any provision of this Agreement, for Company’s benefit and Consultant will be responsible for any noncompliance by them.

6.Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.
7.Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth on the signatures pages hereto or to such other address as such party last provided to the other by written notice.
8.Miscellaneous. Any breach of Section 2 or 3 may cause irreparable harm to Company for which damages may not be an adequate remedy, and therefore, Company may be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.
9.Defend Trade Secrets Act of 2016; Other Notices. Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Consultant further understands that nothing contained in this Agreement limits Consultant’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.
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BRAVEHEART BIO, INC.

By:	/s/ Travis Murdoch
Name:	Travis Murdoch
Title:	Chief Executive Officer

By:	/s/ David Malek
Name:	David Malek

EXHIBIT A
SERVICES
Consultant’s “Services” under the Consulting Agreement shall be support for the Company in Corporate Development and Alliance Management..
It is estimated that the Consultant will provide the Services to the Company for the amount of time that would be equivalent to approximately one week per month, though that number may vary.
COMPENSATION
As compensation for the Services and the rights granted to the Company in this Agreement, during the Term, Company will pay Consultant fees at the rate of $12,500 per month. These fees shall be paid in arrears, within 30 days of Consultant’s submission to Company of an approved invoice.
Subject to the approval of the Company’s Board of Directors, you will be granted 250,000 shares of restricted common stock (the “RSA”) as soon as practicable after the date hereof. The RSA will be subject to the terms and conditions of the Company’s 2025 Stock Option and Grant Plan and the applicable restricted stock award agreement. The RSA shall vest in equal monthly installments over 18 months commencing on the Start Date, provided that as of each such date Consultant continues to provide the Services under this Agreement. Notwithstanding the foregoing, upon the termination without Cause by the Company of Consultant’s Services, then the vesting of the RSA shall accelerate such that the RSA shall become vested to the same extent as if Consultant’s Services had terminated 6 months from such date of termination. Notwithstanding the foregoing, if the Company is subject to a Sale Event before the Consultant’s Services terminate, then the unvested shares shall vest in full upon such Sale Event. The definitions of “Cause” and “Sale Event” shall have the meanings set forth in the Company’s 2025 Stock Option and Grant Plan.
EXPENSE REIMBURSEMENT
Company shall reimburse Consultant for any pre-approved actual expenses incurred by Consultant in connection with the provision of Services. Requests for reimbursement shall be in a form reasonably acceptable to Company and shall accompany Consultant’s Services invoices
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